Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-196930 of our report dated 8 July 2013, relating to the financial statements of ITS Tubular Services (Holdings) Limited as of and for the years ended December 31, 2012, 2011 and 2010, (which report expresses an unmodified opinion and includes emphases-of-matter paragraphs relating to a prior year restatement and going concern), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte LLP

Aberdeen, United Kingdom

24 July 2014